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                                 EXHIBIT (a)(7)


[DAVE AND BUSTER'S LOGO]

                                  NEWS RELEASE



                TENDER OFFER FOR DAVE & BUSTER'S SHARES EXTENDED
                       BY MANAGEMENT- LED INVESTMENT GROUP

DALLAS - JULY 3, 2002 - Dave & Buster's, Inc. (NYSE: DAB), a leading operator of upscale restaurant/entertainment complexes, announced today that D&B Acquisition Sub, Inc., a group led by its founders and certain members of Dave & Buster's senior executive management, together with Investcorp, a global investment group, and international investors organized by Investcorp, has extended the expiration of its pending cash offer to acquire all of the outstanding common shares of Dave & Buster's, Inc. at a price of $12.00 per share, net to the seller in cash, to Tuesday, July 9, 2002, at 5:00 P. M., New York City time.

Approximately 5.9 million shares (approximately 44% of the outstanding shares) have been tendered to date. The shares tendered to date plus the shares held by senior management of Dave & Buster's which are committed to support the transaction together represent approximately 51.5% of the total outstanding shares.

The complete terms and conditions of the offer are set forth in the Offer to Purchase, dated June 4, 2002, and the accompanying Letter of Transmittal, copies of which are available by contacting the information agent, D.F. King & Co., Inc., at 800-549-6697. These offering documents were mailed to shareholders of record as of May 31, 2002. The cash tender offer is subject to the tender of at least 80 percent of Dave & Buster's shares, exclusive of approximately one million shares held by founders and certain members of senior management, which will be exchanged for equity securities of the new parent holding company.

As announced on May 30, 2002, Dave & Buster's entered into a definitive agreement with D&B Acquisition Sub, Inc., under which the management-led investment group will acquire the company in a cash tender offer for $12.00 per Dave & Buster's share, or approximately $255 million, including the assumption of Dave & Buster's debt. Upon completion of the transaction, which was unanimously approved by the company's Board of Directors, acting in part upon the recommendation of a special committee of three independent, non-employee directors, Dave & Buster's will become a private company operating under the same name and with its headquarters remaining in Dallas, Texas.

The Bank of New York is serving as the depositary for the offer.



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ABOUT DAVE & BUSTER'S, INC.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's operates 31 large format, high-volume restaurant/entertainment complexes throughout the United States. The Company additionally has international licensing agreements for the Dave & Buster's concept for the Pacific Rim, Canada, the Middle East, Mexico and Korea. Dave & Buster's had total revenues of $358.0 million for the fiscal year ended February 3, 2002.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that involve assumptions regarding the operations and future prospects of Dave & Buster's. Although Dave & Buster's believes these statements are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, certain economic conditions and the ability to successfully complete the referenced tender offer. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other communications.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF DAVE & BUSTER'S, INC. D&B ACQUISITION SUB, INC. HAS FILED AN OFFER TO PURCHASE AND A LETTER OF TRANSMITTAL WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") RELATING TO THEIR OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF DAVE & BUSTER'S, INC. BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER, ALL STOCKHOLDERS OF DAVE & BUSTER'S, INC. ARE STRONGLY ADVISED TO READ THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT FILED WITH THE SEC BY DAVE & BUSTER'S, INC. BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION RELATING TO THE OFFER. THESE DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV AND MAY BE OBTAINED FOR FREE FROM D.F. KING & CO., INC. BY CALLING 1-800-628-8528.


Contacts:     DAVE & BUSTER'S           INVESTCORP
              Investor Relations        Todd Fogarty /Jim Fingeroth
              214.904.2288              Kekst and Company
                                        212.521.4800



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